UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Aberdeen Total Dynamic Dividend Fund
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On September 21, 2018, the Board of Trustees of Aberdeen Total Dynamic Dividend Fund (the “Fund”) sent a letter to Saba Capital Management (“Saba”).  A copy of the letter is attached herein as Exhibit 1.

Exhibit 1

Aberdeen Total Dynamic Dividend Fund

September 21, 2018

Saba Capital Management, L.P. (“Saba”)

405 Lexington Avenue, 58th Floor

New York, New York  10174

Re: Aberdeen Total Dynamic Dividend Fund

Dear Sirs,

Thank you for your letter dated September 18, 2018 expressing your concerns with respect to the Aberdeen Total Dynamic Dividend Fund (the “Fund”).  We appreciate your input and take your interests and concerns regarding the Fund seriously. We would like to take the opportunity to respond to the points addressed in the letter.

As you are aware, the terms of office of our Board of Trustees (“Board”) began upon the change of the Fund’s manager from Alpine Capital Management (“Alpine”) to Aberdeen Asset Managers Limited (“Aberdeen”) on May 4, 2018, less than five (5) months ago.

The Board was aware that Saba submitted a proposal to Alpine in November of 2017. Since the criticisms set forth in your proposals pertained to a period when the Fund was still named the Alpine Total Dynamic Dividend Fund and was managed by the prior investment manager, Alpine, and because Saba did not modify this proposal during the extended submission period for the 2018 annual shareholder meeting, it was assumed - incorrectly, as it turns out - you did not wish to pursue the proposal.  Despite the fundamental change of the Fund’s circumstances, after a conversation with the SEC staff, we directed management to present your proposal for consideration by shareholders.  Accordingly, the Fund’s proxy has been revised to include your proposal and the shareholder meeting was postponed to allow time for regulatory process for the proxy.

We are aware that our statement opposing your proposal was provided to you on Thursday, September 6, 2018, the same day that the President of the Fund visited your offices.  While we were not present at that meeting, we believe that Saba misunderstood what was discussed and are satisfied that Management has set the record straight in its correspondence sent to you from the President of the Fund by email on September 11, 2018.  The purpose of that meeting was in fact to inform Saba that to implement a de-staggering of the Board of Trustees (if Saba’s proposal was approved by the requisite number of shareholders), the Fund’s agreement and declaration of trust must be amended, which requires an affirmative vote of 75% of the shares outstanding.  Management was seeking to make Saba aware of this requirement in an effort to avoid the costs associated with redrafting the proxy and delaying the shareholder meeting for an advisory proposal which could only be implemented if a very high percentage of shares supported it at a subsequent meeting.

You raise a concern about the discount at which the Fund’s shares are trading. Despite the fact that this is an issue common to many closed-end funds, the Board takes its responsibilities for discount oversight very seriously and is aware that the discount has widened marginally from between 10-11% at the time of the transition from Alpine to Aberdeen, to approximately 11-12% in recent weeks, and has averaged approximately 11.2% since the transition to September 19, 2018.  Since the transition on May 4, 2018, the Board has undertaken several actions with a view to addressing the discount, as noted below.

Approval of Share Repurchase Program

In June 2018, at the very first Board meeting following transition, the new Board approved the resumption of a share repurchase program.  Notably, prior to the transition to Aberdeen, no shares had been repurchased in the Fund since 2015.  Management undertakes to engage in repurchases in appropriate circumstances.  The factors considered by Management include not only the size of the Fund’s discount, but a relative analysis of discount compared to peers, macro-economic market conditions, and sentiment in both the regions in which the Fund invests and domestically, and any adverse implications for portfolio management. Share repurchase activity in the program is disclosed on the Fund’s website on a monthly basis.  It can be  noted that since the introduction of the program four months ago, the Fund has repurchased 250,000 shares.

Investor Relations Program

The Board has approved the Aberdeen Investor Relations program.  This a comprehensive program which includes all forms of marketing promotion including direct shareholder and advisor engagement, communications and outreach, marketing collateral and promotional campaigns and industry event participation.  In addition to several dedicated marketing personnel, a dedicated product specialist also works in coordination with Aberdeen’s external wholesale force to identify and support existing investors, key distribution partners, intermediary firms, research analysts, and other key gatekeepers, as well as potential buyers of the Fund by enhancing relationships directly with financial advisors and professional wealth managers, institutional investors, and other stakeholders.

Expense Waiver Cap

Aberdeen has introduced an expense waiver agreement such that the expenses of the Fund (excluding leverage costs, taxes, interest, brokerage commissions and any non-routine expenses) will not exceed 1.14%.  This expense waiver serves to provide shareholders with assurance that the Fund expenses will not exceed this amount for a period of two years from the transition date.

Finally, we address your comments regarding the Fund’s performance.  Naturally this is a key area of focus for the Board going forward and is something that the Board reviews in detail at every quarterly Board meeting with senior members of the investment team.  The Fund’s primary investment objective is to seek high current dividend income and secondarily, long-term

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growth of capital by investing in global equity securities.  The period over which Aberdeen has managed the Fund is too short to provide a meaningful measurement period; however, the Board would highlight that the Fund’s NAV has outperformed its stated benchmark (MSCI ACWI) in the 3 months ended August 31, 2018.  The S&P 500 index used for comparative purposes in your letter includes only domestic US stocks and is not an appropriate comparison for relative performance of a global equity fund.  A more reasonable comparison would be to the Fund’s Morningstar peer group of World Large Stock Category.  In the periods ended August 31, 2018, the Fund’s peer group ranking in this category reflects a top or second quartile NAV performance over 3 months, 6 months, year to date, 1 year and 5 years.

As noted earlier, we are very interested in allowing all shareholders to consider all properly submitted proposals and have moved very swiftly to finalize the Fund’s proxy statement with your proposal and present it to shareholders.  We equally welcome the opportunity to work with you and would appreciate your assistance in finalizing the Fund’s proxy so that all shareholders have sufficient time to consider the matters presented.  To that end, we would appreciate your response on the statement that was presented for your consideration on September 6, 2018, so that it can be finalized for inclusion in the Fund’s proxy and sent out to shareholders.

Sincerely,

P. Gerald Malone

Chairman

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ADDITIONAL INFORMATION

The Fund intends to file its definitive proxy statement for the 2018 Annual Meeting of Shareholders with the U.S. Securities and Exchange Commission (the “SEC”) and to begin mailing its proxy statement to shareholders in the near future.

BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS ARE URGED TO READ THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE FUND AND THE UPCOMING ANNUAL MEETING OF SHAREHOLDERS.  Shareholders can obtain additional copies of the notice of annual meeting and proxy statement, and other documents filed by the Fund with the SEC, when they become available, by writing the Fund at 1735 Market Street, 32nd Floor, Philadelphia, PA 19103, or by calling (800) 522-5465 on any business day.  You may also visit the Fund’s website at http://www.aberdeen-asset.us/cef. Additional copies of the proxy materials will be delivered promptly upon request.  Free copies of these materials can also be found on the SEC’s website at http://www.sec.gov.

Pursuant to SEC proxy rules, the Fund’s Trustees, nominee for Trustee and executive officers are “participants” in connection with the 2018 Annual Meeting of Shareholders.  Certain regular employees and officers of the Fund’s investment manager, administrator, or any of their affiliates may become “participants” if any such persons solicit proxies.  Shareholders may obtain information regarding the names, affiliations, and interests of these individuals in the Fund’s proxy statement, when available, for the 2018 Annual Meeting of Shareholders.